As filed with the Securities and Exchange Commission on May 3, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Compaq Computer Corporation

(Exact name of registrant as specified in its charter)

Delaware	76-0011617
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

20555 SH 249

Houston, Texas 77070
(281) 370-0670
(Address of Principal Executive Offices) (Postal Code)

Compaq Computer Corporation

Employee Stock Purchase Plan
(Full Title of the Plan)

Thomas C. Siekman

Senior Vice President & General Counsel
Compaq Computer Corporation
20555 SH 249
Houston, Texas 77070
(281) 370-0670
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Linda S. Auwers
Vice President, Associate General Counsel & Secretary
Compaq Computer Corporation
20555 SH 249
Houston, TX 77070

CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed
Title of Each Class of	to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price Per Share	Offering Price	Registration Fee

Compaq Computer Corporation Common Shares, par value $0.01 per share	25,000,000(a)	$24.782813(b)	$619,570,325(b)	$163,566.57

(a)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement registers such indeterminate number of additional shares as may become issuable under the anti-dilution provisions contained in the Compaq Computer Corporation Employee Stock Purchase Plan.

(b)	The price is estimated in accordance with Rule 457(h)(1) of the Securities Act of 1933, solely for the purpose of calculating the registration fee and is the product of multiplying 25,000,000, the maximum number of shares issuable under the Compaq Computer Corporation Employee Stock Purchase Plan that are covered by this registration statement, by 85% of $29.15625 the average of the high and low prices per share of Compaq Computer Corporation’s Common Stock on the New York Stock Exchange — Composite Tape of May 2, 2000.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

      The following documents are incorporated by reference in this registration statement:

(i)	The latest annual report of Compaq Computer Corporation (the “Company”) for the fiscal year ended December 31, 1999 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report referred to in Item 3(i) above;

(iii)	The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A.

      All documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

      Copies of the documents incorporated by reference above may be requested from the Company without charge, except the exhibits (unless we have specifically incorporated by reference an exhibit in this Prospectus), by writing to:

Compaq Computer Corporation
20555 SH 249
Houston, Texas 77070
Telephone: (800) 433-2391
Attention: Investor Relations

Item 4.	Description of Securities

      Not applicable.

Item 5.	Interests of Named Experts and Counsel

      The legality of the common stock offered by this Prospectus has been passed upon for the Company by Linda S. Auwers, Vice President, Associate General Counsel and Secretary of the Company. Ms. Auwers has options to purchase Company common stock, owns shares of Company common stock as a participant in an employee benefit plan, and is eligible to participate in Compaq Computer Corporation’s 1998 Stock Option Plan and this Employee Stock Purchase Plan.

Item 6.	Indemnification of Directors and Officers

      Exculpation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful payment of dividends, or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

      The Company’s Restated Certificate of Incorporation limits the personal liability of a director of the Company and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

      Indemnification. Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expense despite such adjudication of liability.

      The Company’s Bylaws provide for indemnification of directors and officers of the Company against liability they may incur in their capacities as such to the fullest extent permitted by the DGCL.

      Insurance. The Company has in effect directors’ and officers’ liability insurance with a limit of $100 million and fiduciary liability insurance with a limit of $25 million. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

Item 7.	Exemption From Registration Claimed

      Not applicable.

Item 8.	Exhibits

      See Index to Exhibits.

Item 9.	Undertakings

      (a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Compaq Computer Corporation Employee Stock Purchase Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant, Compaq Computer Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, United States, on the 3rd day of May, 2000.

COMPAQ COMPUTER CORPORATION
(Registrant)

By:	/s/ LINDA S. AUWERS

Linda S. Auwers
Vice President, Associate General Counsel & Secretary

      We, the undersigned officers and directors of Compaq Computer Corporation, do hereby constitute and appoint Jesse J. Greene, Jr. and Linda S. Auwers, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Company’s registration statements on Form S-8 regarding the Compaq Computer Corporation Employee Stock Purchase Plan, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, such registration statement on Form S-8 and any and all amendments thereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. The following persons executed this power of attorney in the capacities and on the dates indicated below.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL D. CAPELLAS Michael D. Capellas	President, Chief Executive Officer and Director	May 2, 2000

/s/ JESSE GREENE, JR. Jesse Greene, Jr.	Senior Vice President and Chief Financial Officer	May 2, 2000

Directors:
/s/ BENJAMIN M. ROSEN Benjamin M. Rosen	Chairman of Board of Directors	May 2, 2000

/s/ LAWRENCE T. BABBIO, JR. Lawrence T. Babbio, Jr.	Director	May 2, 2000

Signature	Title	Date

/s/ DR. JUDITH L. CRAVEN Dr. Judith L. Craven	Director	May 2, 2000

/s/ CHRIS A. DAVIS Chris A. Davis	Director	May 2, 2000

/s/ ROBERT TED ENLOE, III Robert Ted Enloe, III	Director	May 2, 2000

/s/ GEORGE H. HEILMEIER George H. Heilmeier	Director	May 2, 2000

/s/ PETER N. LARSON Peter N. Larson	Director	May 2, 2000

/s/ KENNETH L. LAY Kenneth L. Lay	Director	May 2, 2000

/s/ THOMAS J. PERKINS Thomas J. Perkins	Director	May 2, 2000

/s/ KENNETH ROMAN Kenneth Roman	Director	May 2, 2000

/s/ LUCILLE S. SALHANY Lucille S. Salhany	Director	May 2, 2000

      A majority of the members of the Board of Directors.

      The Plan. Pursuant to the requirements of the Securities Act of 1933, the Compaq Computer Corporation Employee Stock Purchase Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, United States, on the 3rd day of May, 2000.

Signature	Title	Date

/s/ YVONNE JACKSON Yvonne Jackson	Member of the Plan Committee	May 3, 2000

/s/ CAROLINE ATHERTON Caroline Atherton	Member of the Plan Committee	May 3, 2000

EXHIBIT INDEX

Exhibit
Number	Name

4	— Compaq Computer Corporation Employee Stock Purchase Plan

5	— Opinion of Counsel as to the legality of the securities being registered

23.1	— Consent of PricewaterhouseCoopers LLP

23.2	— Consent of Counsel (included in Opinion filed as Exhibit 5)

24.1	— Power of Attorney of Directors is included on the signature page of the Registration Statement.

24.2	— Power of Attorney of Plan Committee is included on the signature page of the Registration Statement.